UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 18, 2005

RSA Security Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25120	04-2916506
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

174 Middlesex Turnpike, Bedford, Massachusetts		01730
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(781) 515-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On April 18, 2005, the Board of Directors of RSA Security Inc. took the following actions with respect to the compensation of our directors:

1. Equity Compensation for Gloria C. Larson. Our Board of Directors approved a plan to pay Gloria C. Larson, a member of our Board of Directors, her standard director fees in shares of our common stock, instead of cash, subject to our stockholders’ approval of our 2005 Stock Incentive Plan at our 2005 Annual Meeting of Stockholders:

• All of our non-employee directors receive an annual retainer fee of $20,000, payable in advance for the upcoming 12-month period, as of the date of each annual meeting of stockholders. Instead of cash, Ms. Larson will receive shares of our common stock with a fair market value of $20,000, based on the closing price of our common stock on The NASDAQ National Market on the date of each annual meeting.

• All of our non-employee directors receive $2,000 for attendance at each Board meeting in which he or she participates and $1,000 for attendance at each meeting of a committee of the Board in which he or she participates, other than committee meetings held on the day of or on the day before or after a meeting of the full Board. Instead of cash, Ms. Larson will receive a single payment effective December 1 of each year of shares of our common stock with a fair market value equal to the aggregate meeting fees that have accumulated for Ms. Larson since her last payment, based on the closing price of our common stock on The NASDAQ National Market on each December 1 (or the immediately previous trading day on NASDAQ, if December 1 falls on a weekend).

2. Stock Option Vesting. Our Board of Directors also decided that all stock options granted to non-employee directors under the director equity compensation plan approved by the Board in January 2005 would become exercisable in full on the date of grant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSA Security Inc.

April 20, 2005	By:	/s/Jeffrey D. Glidden

Name: Jeffrey D. Glidden
Title: Senior Vice President, Finance and Operations, Chief Financial Officer and Treasurer